Exhibit 99.2

SLIDE 1
SECURITY FIRST TECHNOLOGIES

                          Second Quarter Teleconference

                         James S. (Chip) Mahan, III, CEO
                             Daniel H. Drechsel, COO
                         Robert F. (Bob) Stockwell, CFO

                                 August 3, 1999

SLIDE 2
FORWARD LOOKING STATEMENT

 THE PRESENTATION MAY INCLUDE A DISCUSSION OF CERTAIN SUBJECTS THAT WILL CONTAIN FORWARD-LOOKING INFORMATION, INCLUDING PROJECTIONS ON REVENUES, EXPENSES, CASH
       FLOWS, PRODUCT ROLLOUTS AND PRODUCT PRICING. INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE
      CONTAINED IN THE FORWARD-LOOKING STATEMENTS IN THIS PRESENTATION ARE
       AVAILABLE IN THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K.

           PLEASE CONTACT SANDY MITCHELSON AT 404-812-6426 TO OBTAIN A
                     COPY OF THE ANNUAL REPORT OR FORM 10-K.

  We welcome you all to the second quarter earnings conference call. With me is
                 Chip Mahan, our CEO and Dan Drechsel, our COO.

      The presentation materials we will be reviewing have been faxed out to everyone in advance. If you have not received the presentation materials, please call Anita Mazur at 602-614-3021. Additionally, the entire presentation is on the Web at www.s1.com/analyst.

        The first item on the agenda is to remind everyone that we will be making forward looking statements which are conditioned on the information noted on slide 2.

SLIDE 3
AGENDA

- First Quarter Financial Review

- Operational Update

- Market Overview

- Merger Update

   If you will now turn to the third slide, I will briefly review the agenda.

        I will review the financial highlights of the quarter, Dan will review the operations for the quarter and Chip will review the market and other company developments.

SLIDE 4
FINANCIAL RESULTS

                                             ACTUAL                CONSENSUS              VARIANCE

TOTAL REVENUE                              $  15.7                $  12.6                $  3.1
DIRECT COST                                    8.9                    7.0                  (1.9)
                                              -----                  -----                 -----
 GROSS MARGIN                                  6.8                    5.6                   1.2
OPERATING EXPENSES                             7.8                    7.1                  (0.7)
INTEGRATION EXPENSES                           0.3                     --                  (0.3)
                                              -----                  -----                 -----
 EBITDA                                       (1.3)                  (1.5)                  0.2
DEPRECIATION & AMORTIZATION                   (1.4)                  (1.3)                 (0.1)
INTEREST INCOME                                0.5                    0.2                   0.3
                                              -----                  -----                 -----
NET LOSS                                      (2.2)                  (2.6)                  0.4
                                              -----                  -----                 -----
LOSS PER SHARE                                (0.08)                 (0.11)                 0.03


We are extremely please with the quarterly financial results both from a year over year comparison and a sequential quarterly comparison.

During the second quarter, revenues of $15.7 million surged by near 25% above the consensus estimate. As a result of the revenue increase, the gross margin was also well above the consensus. Operating expenses, excluding integration expenses related to the announced acquisitions of FICS and Edify, came in slightly above the consensus estimate by approximately $700 thousand. This increase in operating costs was primarily driven by the need to expand the infrastructure necessary to support the increased growth.

The loss per share was $0.08, which was $0.03 per share better than expected.


SLIDE 5

QUARTERLY YEAR OVER YEAR COMPARISON
- Total revenues up 245%
- Software licenses up 203%
- Services revenues up 255%
- Data center revenues up 244%
- Gross margin at 43%
- Operating expenses up 37%*
* Excludes goodwill amortization and acquisition cost.

       A year over year comparison continues to reflects the significant progress S1 is making financially.

  Comparing the second quarters, revenues are up 245% while expenses, excluding goodwill and integration expenses, are up only 37%.

    Professional services revenues were up 255% reflecting the large amount of work being done to bring several major institutions online as well as new product implementations for other existing customers.

         Additionally, the gross margin continued to improve and was at
                      43% for the second quarter of 1999.

SLIDE 6

2ND QUARTER 1999 VS. 1ST QUARTER 1999
- Total revenues up 31%

- Services revenues up 39%

- Gross margin up to 43%

- Operating expenses up 10%*

* Excludes goodwill amortization and acquisition costs.

            Looking at sequential quarterly growth, we also continue
                           to see excellent progress.

         Total revenues are up 31%, while operating expenses, excluding goodwill and integration expenses, increased by only 10%.

            As we noted in the last teleconference, software licenses
                        remained stable at $2.3 million.

       Professional services revenues were up nearly 40% and the services gross margin increased to 40% which is our target level for this line item.This line item also includes product enhancement fees or funded development of approximately $3.0 million.

         Data center revenues continued on a positive trend and were up
                   32% to over $2.0 million for the quarter.

SLIDE 7
GROSS MARGIN PERCENTAGES


                      Q3 98         Q4 98             Q1 99             Q2 99
SOFTWARE
LICENSES               98%            81%              94%               96%
PROFESSIONAL
SERVICES               38%            35%              35%               40%

DATA CENTER          (109)%          (21)%             (9)%               1%

       TOTAL           27%            38%              40%               43%



    Overall, we continue to see strong growth in the gross margin, starting at 10% in the second quarter of 1998 and moving up to 43% in the second quarter of this year. As you can see, for the first time in the company's history, the gross margin in the data center was positive for the period. This in spite of the fact that the data center cost increased as a result of the significant expansion of the data center facilities during the period.

      As I previously noted, professional services have finally reached our target gross margin of 40%.

SLIDE 8

VFM USERS AS OF JUNE 30, 1999


                                            GROWTH OVER        AVERAGE
                               NUMBER      JUNE 30, 1998    REV/CUSTOMER
END USERS:
DATA CENTER                    114,500          97%        $  18.34

3RD PARTY DATA                  38,000         850%
PROCESSORS

DIRECT LICENSES                162,000         305%

TOTAL                          314,500         208%

ACCOUNTS                       832,000         216%



     During the quarter end user customers increased to over 314 thousand, a
                  19% increase over the first quarter of 1999.

    The average revenue per customer increased from $15.99 to $18.34. Again, this increase is the result of minimum fees and technical support fees being implemented during the period. This number may in fact increase again in future quarters but will then decline as volume of accounts drives the average revenue per customer back down towards the $9 level during the later stages of 1999.

      Also of note is the strong increase in accounts using VFM through our direct license channel and third party data processors.

         Lets move to the next slide to look at the growth graphically.

SLIDE 9
TOTAL END USER CUSTOMERS
Graph of end user customers for past eight quarters

SLIDE 10
CASH FLOW


                                Q3 98        Q4 98        Q1 99        Q2 99

EBITDA                        $ (4.3)      $ (4.0)      $ (2.2)      $ (1.3)

CASH FROM (USED IN)
CONTINUING OPERATIONS            0.6         (3.5)         7.7        (10.2)

PP&E                            (0.8)        (0.6)        (0.7)        (3.3)

EQUITY                          10.7          2.8          1.9         67.5




   As we anticipated in the last call, the positive cash flow from operations in the first quarter was reversed and cash used to fund operations for the second quarter came in at a $10.2 million. The significant change was primarily the result of an increase in accounts receivable related to the revenue increases as well as certain capitalized costs associated with the acquisitions.

  Also note that the EBITDA trend continues on a positive trend. As indicated in prior calls, we still anticipate that S1 on a stand alone basis would reach EBITDA break even on a recurring basis in the latter part of 1999.

        We ended the quarter with approximately $71 million available to fund operations. The significant increase in cash was primarily due to the closing of the $50 million Intuit transaction, the $10 million HP transaction and the $4 million Andersen Consulting transaction during the quarter.

     Chip added -- We're proud that we're right on track with what we said 2 years ago and actually 1Q ahead, on the EBITDA.

SLIDE 11
PROFORMA RESULTS


                                     S1      EDIFY*     FICS        TOTAL

SOFTWARE LICENSES               $   2.3   $   9.2    $   3.8      $  15.3

PROFESSIONAL SERVICES              11.3       7.9       10.3         29.5

DATA CENTER                         2.1        --         --          2.1

TOTAL REVENUE                      15.7      17.1       14.1         46.9


        * Excludes $3.1 million in revenues from Employee Relationship
                              Management products.


  I would now like to turn to the pro-forma consolidated revenues for S1, FICS and Edify for the second quarter. For purposes of this presentation, we have excluded $3.1 million in revenues Edify earned on the Human Resources product which was recently sold. As you will note on the slide, total combined revenues were nearly $47 million.

SLIDE 12
MERGER REGULATORY MILESTONES
- Merger notifications completed
- Proxy statement filed with SEC
- Secondary offering documents to be filed shortly after receipt of approval of proxy statement

       As noted in the press release, we believe that all the parties to the mergers have now complied with all applicable worldwide merger notification requirements, including the receipt of early termination on the Hart-Scott-Rodino waiting period in the US.

       As many of you have seen, in early July we filed a proxy statement concerning the mergers with the SEC. As part of the proxy statement we have disclosed that we will record approximately $1.4 billion in goodwill and approximately $60 million in In-process R&D. We anticipate the goodwill will be amortized over a three year period and the IPR&D will be immediately charged off upon closing the transaction.

      Also, as previously disclosed in public filings, concurrent with the closing of the transactions, S1 will have a secondary offering for approximately 1 million shares owned by the largest shareholder of FICS.
     While the acquisition is tax free to US shareholders, it is taxable to non-US FICS shareholders. This offering will allow non-US shareholders of FICS to met their potential tax liability. With that, I would like to turn it over to Dan Drechsel, our COO.

SLIDE 13
SERVICES UPDATE
- All required conversions to VFM 4.0 completed by June 30, 1999
- 14 active services projects
- Bank of America Military Bank live in S1 data center
- First insurance product live with a customer
- Andersen Consulting is implementing first two projects

     Dan -- Expansion services capacity through hiring from 6 or 7 projects one year ago to 14 active implementation projects.

       S1 has 425 employees, 90 contractors and 100 open requisitions. Of those contractors, half is Andersen Consulting.

New insurance module is live, not in beta.

SLIDE 14
OPERATIONAL UPDATE
- New data center facility is operational
- 5.X product development on track for end of year delivery
- First phase of multi-phase insurance  product development completed

  Dan -- Significant growth now possible with data center's capacity raised by 10x

   Data center set to fulfill customer needs for at least 5 years. Looking to expand geographically (west coast) after Norcross data center's capacity is reached.

   Chip -- Intuit --TurboTax will be able to be populated by VFM in time for next tax season. No date for delivery of Small Business populating
                 QuickBooks -- currently working on interfaces.

SLIDE 15
NEW PRODUCT SALES
- First Sierra - VFM Banking & Relationship Management
- Atlantic Bank
- 3 VFM Investments

SLIDE 16
MARKET UPDATE
- Wingspan
- Fiserv & M&I
- Citicorp
- Andersen Consulting et al

           30 deals in the works -- 95% are estimated to be potential data center customers that represents 98 million households.
                     12 cross-selling opportunities with Edify
                      6 cross-selling opportunities with FICS
               of the 30 deals, 13 deals with Andersen Consulting
                                 4 international
                                   2 US-based
                                   1 brokerage
                                   4 insurance
                                   1 monoline
     Wingspan is Edify's customer. Wingspan spending $150 m on marketing.
      American Express is a customer of Fiserv and Fiserv is our partner.
       S1 to see Amex revenues on a per customer/per month basis just like all other third party data processing partner agreements.
             Unnamed S1 customer spending $125 million on marketing.
          Dan -- Business continues to be constrained by fulfillment of contracts, which is the #1 risk in this business.

SLIDE 17
INTEGRATION UPDATE
- Finance and administration
- Sales
  - S1 - Board level
  - FICS - corporate versus retail
  - Edify - OEM and resellers
- Products
- Organization chart in place

          Regarding integration of VFM and EBS -- It is not our plan to immediately try to integrate those products. It is our plan to put a stake in the ground as to when we would look at a successor platform to those two products by the end of the year. There is so much demand for the products currently, that S1 needs to focus on support FI's first.

      The new S1 will continue to target large FI's with a mix of products.

                      The new S1 will have one sales force.

                            THANK YOU FOR YOUR TIME.